1. Name and Address of Reporting Person
   SOUTHWAY, PETER
   1455 VALLEY ROAD
   WAYNE, NJ 07470-
2. Issuer Name and Ticker or Trading Symbol
   VALLEY NATIONAL BANCORP (VLY)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   12/2002
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   |         +-----------+---+----------+   Year       |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |         |Amount     |A/D|Price     |              |   (I)     |   ship     |
+------------------------------+----------+----------+---------+-----------+---+----------+--------------+-----------+------------+
Common Stock                                                                               216439         D
Common Stock                                                                               15619          I           WIFE
Common Stock                                                                               0              I           CO-TRUSTEE
                                                                                                                      FAMILY
                                                                                                                      FOUNDATION
Common Stock                                                                               1116           I           WIFE-IRA
Common Stock                                                                               0              I           11/15/90
                                                                                                                      REST. STOCK
                                                                                                                      AWARD
Common Stock                                                                               0              I           3/17/92
                                                                                                                      RESTRICTED
                                                                                                                      STK. AWARD
Common Stock                                                                               0              I           3/16/93
                                                                                                                      RESTRICTED
                                                                                                                      STK. AWARD
Common Stock                                                                               0              I           2/15/94
                                                                                                                      RESTRICTED
                                                                                                                      STK. AWARD
Common Stock                                                                               0              I           03/16/93
                                                                                                                      QUAL. STK.
                                                                                                                      OPTION
Common Stock                                                                               0              I           02/15/94
                                                                                                                      QUAL. STK.
                                                                                                                      OPTION
Common Stock                                                                               0              I           02/28/95
                                                                                                                      NON-QUAL.
                                                                                                                      STK. OPTION
Common Stock                                                                               0              I           02/28/95
                                                                                                                      REST. STK.
                                                                                                                      AWARD
Common Stock / IRA                                                                         3777           D
401K                                                                                       364            D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   |Day/   |Day/   |         +-----+-----+Date Exer-|Expira-   |       |of      |Derivative|at End |direct |Owner-|
|Security  |Security|Year)  |Year)  |         |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |of Year|(I)    |ship  |
+----------+--------+-------+-------+---------+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $12                                                       02/20/2006 Common                      5437    D
Option                                                                           Stock
Stock       $14.4                                                     02/18/2007 Common                      5358    D
Option                                                                           Stock
Stock       $17.6                                                     02/12/2010 Common                      6891    D
Option                                                                           Stock
Stock       $20                                                       01/05/2009 Common                      7236    D
Option                                                                           Stock
Stock       $20.8                                                     02/09/2008 Common                      18085   D
Option                                                                           Stock
Stock       $12.8                                                     02/15/2004 Common                      15721   I       02/15/9
Option                                                                           Stock                                       4 QUAL.
                                                                                                                             STK.
                                                                                                                             OPTION
Stock       $11.2                                                     02/28/2005 Common                      6348    I       02/28/9
Option                                                                           Stock                                       5
                                                                                                                             NON-QUA
                                                                                                                             L. STK.
                                                                                                                             OPTION
Stock       $20.8                                                     02/09/2008 Common                      5970    D
Appreciatio                                                                      Stock
n Right

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ PETER SOUTHWAY

DATE
02/12/2003